EXHIBIT 12.1


                         ARIZONA PUBLIC SERVICE COMPANY
                   COMPUTATION OF EARNINGS TO FIXED CHARGES(a)
                             (THOUSANDS OF DOLLARS)


                                       Nine Months                       Twelve Months Ended
                                          Ended                              December 31,
                                        --------     ------------------------------------------------------------
                                         9/30/01       2000         1999         1998         1997         1996
                                        --------     --------     --------     --------     --------     --------
Earnings:
  Income from continuing operations     $241,801     $306,594     $268,322     $255,247     $251,493     $243,471
  Income taxes ....................      156,458      195,665      133,015      133,452      129,986      103,729
  Fixed Charges ...................      124,272      179,381      179,088      183,398      189,600      197,991
                                        --------     --------     --------     --------     --------     --------
     Total ........................      522,531      681,640      580,425      572,097      571,079      545,191
                                        ========     ========     ========     ========     ========     ========

Fixed Charges:
  Interest charges ................       96,838      141,886      140,948      144,695      150,335      158,287
  Amortization of debt discount ...        2,001        2,105        2,084        2,410        2,336        2,312
  Estimated interest portion of
     annual rents .................       25,433       35,390       36,056       36,293       36,929       37,392
                                        --------     --------     --------     --------     --------     --------
     Total fixed charges ..........      124,272      179,381      179,088      183,398      189,600      197,991
                                        ========     ========     ========     ========     ========     ========

Ratio of Earnings to Fixed Charges
  (rounded down) ..................         4.20         3.79         3.24         3.11         3.01         2.75
                                        ========     ========     ========     ========     ========     ========

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(a)  We have  reclassified  certain prior year amounts to conform to the current year presentation.